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                   AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

     This Amendment (the "Amendment") dated as of April 20, 1997, by and among Monterey Pasta Company, a Delaware corporation (the "Company"), Spelman & Co., Inc., a California corporation ("Spelman") and the undersigned investor ("Investor"), amends the Registration Rights Agreement by and among the Company, Spelman and Investor dated as of ______________, 1996 (the "Rights Agreement").

                                    RECITALS
                                    --------

     A. Investor purchased shares of the Company's common stock, no par value, pursuant to the terms of a Subscription Agreement dated __________, 1996 (the "Subscription Agreement") relating to the sale by the Company of up to a maximum of 915,000 shares of common stock (the "Common Stock") to several investors through Spelman as placement agent for the offering.

     B. In connection with its purchase of Common Stock, Investor entered into the Rights Agreement, pursuant to which the Company agreed to register such certain shares of Common Stock with the Securities and Exchange Commission, subject to the terms and conditions contained in the Rights Agreement.

     C. The Rights Agreement may be amended with the consent of the Company and Holders of a majority of the Registrable Securities.

     D. Subsequent to execution of the Rights Agreement, Rule 144 under the Securities Act of 1933, as amended, was revised to reduce the holding period, after which Investor may sell Investor's Common Stock in the public market, from two years to one year.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

     1. The Rights Agreement is hereby amended to add a new Section 13.8 to read as follows: "TERMINATION. The Company shall not be obligated to register any Registrable Securities held by a Holder pursuant to the registration rights granted in Sections 3 ("Requested Registration") and 4 ("Company Registration") for any period subsequent to the date on which such Holder may sell all such Registrable Securities pursuant to Rule 144 under the Securities Act in a period of 90 consecutive days."

     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

                              MONTEREY PASTA COMPANY
                              a Delaware corporation


                              By:______________________________
                                 Kenneth A. Steel, President


                              SPELMAN & CO., INC.


                              By:_____________________________
                                 Richard P. Woltman, President


                              INVESTOR


                              ________________________________

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